Exhibit 3.42(b)
FILED Zn the Office of the Secretary of State of Texas JUL 02Z007 CERTInCATE OF AMEN OMENT TO THE CERUnCATE OP FORMATION Corporations Section OF REDIMIX SuBSIDIARY, LLC Pur8uant tOlhe_prunsroOt9Cct1on3to53—of-a1 [$QC’). Redi-Mix Subsidiary. tIC (the “cgmnnnY”). hereby executes this Certificate of Amendment to its Certificate of Formation. 1. Tho filing cntity is Rail-Mix Subsidiwy, LLC, a Limited liability company. 2. Article I of the Certificate of Formation of the Company is hereby azncndcd so that it reads in its entirety as follows: “ARTICLE I “The entity being formed is a limited liability company. The name of the entity is RediMix. [PLC.” 3. The amendment has been appmved in the manner required by the TBOC and the governing document of the Company. rN WITNESS WHEREOF, the undenigned has executed the Certificate of Amendment of Redi-Mix Subsidiary, LLC this 1st dÀy of July, 2007. By! NamkW tjA Title: ‘J’sc Rndcnt